Exhibit 2.1

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT(“Agreement”) among Anutra Corporation., a Delaware corporation (“ANUTRA DE”), Anutra Super Grain LLC, a private limited liability company organized under the laws of the Florida (“ANUTRA FL”) and the persons listed in Exhibit A hereof (collectively the “Members”), being the owners of record of all of the issued and outstanding membership percentage units of Anutra FL.

Whereas, ANUTRA DE wishes to acquire and the Members wish to transfer all of the issued and outstanding membership percentage units of ANUTRA FL in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, on May 4, 2018, ANUTRA DE, ANUTRA FL, and the Members adopt this plan of reorganization and agree as follows:

1. Exchange of Stock and Other Consideration

1.1 Exchange of Stock and Other Consideration. The Members agree to transfer to ANUTRA DE at the Closing (defined below) the number of membership percentage units of ANUTRA FL, no par value per membership percentage unit, shown opposite their names in Exhibit A, constituting 100% of the issued and outstanding membership percentage units of ANUTRA FL in exchange for an aggregate of 18,449,400 shares of voting common stock of ANUTRA DE, $.0001 par value per share, to be issued in accordance with the schedule set forth in Exhibit A.

1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of ANUTRA FL membership percentage units shall surrender such certificate(s) for cancellation to ANUTRA DE, and shall receive in exchange a certificate or certificates representing the number of full shares of ANUTRA DE common stock into which the shares of ANUTRA FL membership percentage units represented by the certificate or certificates so surrendered shall have been converted. The transfer of ANUTRA FL membership percentage units by the Members shall be effected by the delivery to ANUTRA DE at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, or as otherwise agreed by the parties.

1.3 Fractional Shares. Fractional shares of ANUTRA DE common stock shall not be issued, but in lieu thereof ANUTRA DE shall round up fractional shares to the next highest whole number.

1.4 Further Assurances. At the Closing and from time to time thereafter, the Members shall execute such additional instruments and take such other action as ANUTRA DE may request in order more effectively to sell, transfer, and assign the transferred stock to ANUTRA DE and to confirm ANUTRA DE’s title thereto.

1.5 Securities Outstanding. After Closing. Immediately following the Closing, there will be 9,500,000 shares of ANUTRA DE issued and outstanding.

1.6 Acquired Assets. At the Closing, ANUTRA DE shall be the beneficial owner (by virtue of its ownership of 100% of the issued and outstanding membership percentage units of ANUTRA FL) of all of the assets, properties, business, goodwill, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by either ANUTRA FL (including indirect and other forms of beneficial ownership) or used in the business of ANUTRA FL, whether tangible, intangible, real, personal or mixed and wherever located, including (without limitation) ANUTRA FL’s right, title and interest in, to and under all of the following (collectively, the “Acquired Assets”):

(i)	all tangible personal property, including all machinery, equipment, tools, spare parts, furniture, fixtures, vehicles, accessories, office materials, packaging and shipping materials, office equipment, computers, telephones , facsimile machines, file cabinets, artwork and drawings and other tangible personal property, together with any express or implied warranty by the manufacturers or sellers of such tangible personal property or any component part thereof(to the extent transferable);

(ii)	all inventory and supplies, including finished goods, work in process and raw materials used or held for use by ANUTRA FL;

(iii)	all accounts receivable, notes receivable and other amounts receivable from third parties, including customers and employees, and all correspondence with respect thereto;

(iv)	all rights existing under all contracts to which ANUTRA FL is a party;

(v)	all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds);

(vi)	the intellectual property of ANUTRA FL, including any trademarks or company names used by ANUTRA FL;

(vii)	the business of ANUTRA FL as currently, or contemplated to be, conducted as a going concern and all of the goodwill associated therewith;

(viii)	all permits related to the business of ANUTRA FL held by ANUTRA FL ;

(ix)	all insurance , warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(x)	all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, and all information relating to taxes;

(xi)	all bank accounts of ANUTRA FL;

(xii)	all servers and e-mails; and

(xiii)	all other assets of any kind or nature of ANUTRA FL.

2. Exchange of Other Securities.

2.1 Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of ANUTRA FL owned by the Members shall be exchanged and adjusted,subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of ANUTRA DE.

2.2 Ratio of Exchange. The securities of ANUTRA FL owned by the Members, and the relative securities of ANUTRA DE for which they will be exchanged, are set out opposite their names in Exhibit A.

3. Closing. The transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall be made by and take place at the offices of the Members’ Representative or location designated by the parties without requiring the meeting of the parties hereof. Notwithstanding anything herein to the contrary, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented ANUTRA FL membership percentage units shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of ANUTRA DE common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of ANUTRA FL membership percentage units until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5. Representations and Warranties of ANUTRA FL

ANUTRA FL represents and warrants as follows:

5.1 Corporate Status. ANUTRA FL is a company duly organized, validly existing, and in good standing under the laws of the Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2 Capitalization. The authorized capital stock of ANUTRA FL consists of membership percentage units, no par value per membership percentage unit, equal to 100% membership percentage units of which 100% membership percentage units are issued and outstanding, all fully paid and nonassessable. There are no other classes of equity ownership issued or authorized.

5.3 Subsidiaries. ANUTRA FL has no subsidiaries.

5.4 Financial Statements. The audited financial statements for the year ended December 31, 2017 and such other period as acceptable to ANUTRA DE (” ANUTRA FL’s Financial Statements” ) furnished to ANUTRA DE are correct and fairly present the financial condition of ANUTRA FL as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5 Undisclosed Liabilities. ANUTRA FL bad no Liabilities of any nature except to the extent reflected or reserved against in ANUTRA FL’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due,and ANUTRA FL’s accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in ANUTRA FL’s Financial Statements.

5.6 Absence of Material Changes. Between the date of ANUTRA FL’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of ANUTRA FL and delivered to ANUTRA DE, (1) any changes in ANUTRA FL’s financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to ANUTRA FL’s property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of ANUTRA FL’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7 Litigation. There is no litigation or proceeding pending, or to ANUTRA FL’s knowledge threatened, against or relating to ANUTRA FL, its properties or business, except as set forth in a list certified by the president of ANUTRA FL and delivered to ANUTRA DE.

5.8 Contracts. ANUTRA FL is not a party to any material contracts other than those disclosed to ANUTRA DE.

5.9 No Violation. Execution of this Agreement and performance by ANUTRA FL hereunder has been duJy authorized by all requisite corporate action on the part of ANUTRA FL, and this Agreement constitutes a valid and binding obligation of ANUTRA FL, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of ANUTRA FL is subject or by which ANUTRA FL is bound.

5.10 Title to Property. ANUTRA FL has good and marketable title to all properties and assets, real and personal, reflected in ANUTRA FL’s Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and ANUTRA FL’s properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists except as disclosed to ANUTRA DE.

5.11 Corporate Authority. ANUTRA FL has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder. Further, ANUTRA FL has obtained all permissions, consents and forbearances, in writing, required to transfer good and marketable title to all properties and assets, real and personal, reflected in ANUTRA FL’s Financial Statements.

5.12 Access to Records. From the date of this Agreement to the Closing, ANUTRA FL will (1) give to ANUTRA DE and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that ANUTRA DE may inspect and audit them and (2) furnish such information concerning ANUTRA FL’s properties and affairs as ANUTRA DE may reasonably request.

5.13 Confidentiality. Until the Closing (and permanently if there is no Closing), ANUTRA FL and the Members will keep confidential any information which they obtain from ANUTRA DE concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, ANUTRA FL and the Members will return to ANUTRA DE all written matter with respect to ANUTRA DE obtained by them in connection with the negotiation or consummation of this Agreement.

6. Representations and Warranties of the Members

The Members, individually and separately, represent and warrant as follows:

6.1 Title to Shares. The Members, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of ANUTRA FL membership percentage units which are listed in the attached schedule and which they have contracted to exchange.

6.2 Litigation. There is no litigation or proceeding pending, or to each Member’s knowledge threatened, against or relating membership percentage units of ANUTRA FL held by the Members.

7. Representations and Warranties of ANUTRA DE

ANUTRA DE represents and warrants as follows:

7.1 Corporate Status. ANUTRA DE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is Licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2 Capitalization. The authorized capital stock of ANUTRA DE consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 6,500,000 shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock.

7.3 Subsidiaries. ANUTRA DE has no subsidiaries.

7.4 Public Company. ANUTRA DE filed with the Securities and Exchange Commission a registration statement on Form IO which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12 thereunder

7.5 Public Filings. ANUTRA DE will file all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6 Financial Statements. The financial statements of ANUTRA DE as of December 31, 20 17 or such other period as acceptable to ANUTRA FL (“ANUTRA DE’s Financial Statements”) furnished to ANUTRA FL are correct and fairly present the financial condition of ANUTRA DE as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7 Undisclosed Liabilities. ANUTRA DE had no liabilities of any nature except to the extent reflected or reserved against in ANUTRA DE’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without Limitation, tax liabilities and interest due or to become due,and ANUTRA DE’s accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in ANUTRA DE’s Financial Statements.

7.8 Absence of Material Changes. Between the date of ANUTRA DE’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of ANUTRA DE and delivered to ANUTRA FL, (I) any changes in ANUTRA DE’s financial condition, assets, liabilities, or business which, in the aggregate , have been materially adverse; (2) any damage, destruction, or loss of or to ANUTRA DE’s property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of ANUTRA DE’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9 Litigation. There is no litigation or proceeding pending, or to ANUTRA DE’s knowledge threatened, against or relating to ANUTRA DE, its properties or business, except as set forth in a list certified by the president of ANUTRA DE and delivered to ANUTRA FL.

7.10 Contracts. ANUTRA DE is not a party to any material contract other than those in the normal course of business.

7.11 No Violation. Execution of this Agreement and performance by ANUTRA DE hereunder has been duly authorized by all requisite corporate action on the part of ANUTRA DE, and this Agreement constitutes a valid and binding obligation of ANUTRA DE, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of ANUTRA DE is Subject or by which ANUTRA DE is bound.

7.12 Title to Property. ANUTRA DE has good and marketable title to all properties and assets, real and personal, reflected in ANUTRA DE’s Financial Statements, except as sold or otherwise disposed of in the ordinary course of business, and ANUTRA DE’s properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13 Corporate Authority. ANUTRA DE has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14 Confidentiality. Until the Closing (and permanently if there is no Closing), ANUTRA DE and its representatives will keep confidential any information which they obtain from ANUTRA FL concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, ANUTRA DE will return to ANUTRA FL all written matter with respect to ANUTRA DE obtained by it in connection with the negotiation or consummation of this Agreement.

7.15 Investment Intent. ANUTRA DE is acquiring the ANUTRA FL membership percentage units to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and ANUTRA DE has no commitment or present intention to liquidate ANUTRA FL or to sell or otherwise dispose of its securities.

8. Conduct Pending the Closing

ANUTRA DE, ANUTRA FL and the Members covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws, or other corporate documents of ANUTRA DE or ANUTRA FL.

8.2 The Agreement shall be submitted for member approval if required by law, the bylaws, corporate charter documentation or otherwise and the Board of Managers will use its best efforts to obtain the requisite member approval.

8.3 ANUTRA DE and ANUTRA FL will use their best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4 None of the Members will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the ANUTRA FL membership percentage units owned by them.

9. Conditions Precedent to Obligation of ANUTRA FL and the Members

ANUTRA FL’s and the Members’ obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by ANUTRA FL or the Members as appropriate:

9.1 ANUTRA DE’s Representations and Warranties. The representations and warranties of ANUTRA DE set forth here in shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 ANUTRA DE’s Covenants. ANUTRA DE shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of ANUTRA DE.

9.4 Supporting Documents of ANUTRA DE. ANUTRA DE shall have delivered to ANUTRA FL and the Members supporting documents in form and substance reasonably satisfactory to ANUTRA FL and the Members, to the effect that:

(a) ANUTRA DE is a corporation duly organized, validly existing, and in good standing;

(b) ANUTRA DE’s authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of ANUTRA DE authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary’s certificate of incumbency of the officers and directors of ANUTRA DE;

(e) ANUTRA DE’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10. Conditions Precedent to Obligation of ANUTRA DE

ANUTRA DE’s obligation to consummate this business combination shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by ANUTRA DE:

10.1 ANUTRA FL’s and the Members’ Representations and Warranties. The representations and warranties of ANUTRA FL and the Members set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2 ANUTRA FL’s and the Members’ Covenants. ANUTRA FL and the Members shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3 Managers’ Approval. This Agreement shall have been approved by the Board of Managers of ANUTRA FL.

10.4 Member Execution. This Agreement shall have been executed by the required number of members of ANUTRA FL.

10.5 Supporting Documents of ANUTRA FL. ANUTRA FL shall have delivered to ANUTRA DE supporting documents in form and substance reasonably satisfactory to ANUTRA DE to the effect that:

(a) ANUTRA FL is a company duly organized, validly existing, and in good standing;

(b) ANUTRA FL’s capital stock is as set forth herein;

(c) Copies of the resolutions of the board of managers of ANUTRA FL authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary’s certificate of incumbency of the officers and directors of ANUTRA FL;

(e) ANUTRA FL’s Financial Statements; and

(t) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11. Indemnification

11.1 Indemnification of ANUTRA DE. ANUTRA FL and the Members severally (and not jointly) agree to indemnify ANUTRA DE against any loss, damage, or expense (including reasonable attorney fees) suffered by ANUTRA DE from (I) any breach by ANUTRA FL or the Members of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by ANUTRA FL or the Members herein; provided, however, that (a) ANUTRA DE shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) ANUTRA DE shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by ANUTRA DE to the extent of insurance proceeds paid to, or tax benefits realizable by, ANUTRA DE as a result of the event giving rise to such right to indemnification.

11.2 Proportionate Liability. The liability of each Member under this Section shall be in the proportion that the total number of ANUTRA DE shares to be received by him bears to the total number of ANUTRA DE shares to be received by all the Members and shall in no event exceed 25 percent of the value of the ANUTRA DE shares received by such Member. With respect to Members that are estates, trusts, or custodian ships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be Limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3 Indemnification of ANUTRA FL and the Members. ANUTRA DE agrees to indemnify ANUTRA FL and the Members against any loss, damage, or expense (including reasonable attorney fees) suffered by ANUTRA DE or by any of the Members from (1) any breach by ANUTRA DE of this Agreement or (2) any inaccuracy in or breach of any of ANUTRA DE’s representations, warranties, or covenants herein.

11.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either ANUTRA FL, the Members or ANUTRA DE if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either ANUTRA FL, the Members or ANUTRA DE if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Members’ Representative. The Members hereby irrevocably designate and appoint Mark Schuster as their agent and attorney in fact (“Members’ Representative”) with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Members hereunder or increase the extent of their obligation to indemnify ANUTRA DE hereunder.

14. Survival of Representations and Warranties. The representations and warranties of ANUTRA FL, the Members and ANUTRA DE set out herein shall survive the Closing.

15. Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party’s place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In Any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

16. General Provisions

16.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to ANUTRA DE, to:

Anutra Corporation.

248 Hatteras Avenue

Clermont, FL 34711

If to ANUTRA FL, to:

Anutra Super Grain LLC

248 Hatteras Avenue

Clermont, FL 34711

If to the Members, to

Angelo Morini

248 Hatteras Avenue

Clermont, FL 34711

16.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8 Effective Date. May 4, 2018

*        *        *        *

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ANUTRA CORPORATION.

By	/s/ Angelo Morini
Angelo Morini, President

ANUTRA SUPER GRAIN LLC.

By	/s/ Angelo Morini
Angelo Morini, President

Members Signature(s)

Number of Membership
Signature	Percentage Units Held

	10%	Greg Bunn
Printed name

	1%	Bill Robbinson
Printed name

	1%	Deborah Harding
Printed name

	5%	Gilbran Laureano
Printed name

	1%	Douglas Walsh
Printed name

/s/ Angelo Morini	82%	Angelo Morini
Printed name

Exhibit A

Anutra Super Grain, LLC

Member Signature Page to

Acquisition Agreement

between Anutra Corporation and Anutra Super Grain LLC

By execution below, the undersigned members Anutra Super Grain LLC acknowledge that each such member has read and consents to the Acquisition Agreement between Anutra Corporation and Anutra Super Grain LLC (the “Business Combination”). Each undersigned member acknowledges that pursuant to the Business Combination the Members of Anutra Super Grain LLC will become shareholders of Anutra Corporation thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

Signature		Number of Anutra Super Grain LLC Membership Percentage Units held	Total Number of Anutra Corporation Common Stock Shares to be Issued

By:		10%	2,004,000
Printed name:	Greg Bunn

By:		1%	202,000
Printed name:	Bill Robbins

By:		1%	200,000
Printed name:	Deborah Harding

By:		5%	1,000,000
Printed name:	Gilbran Laureano

By:		1%	200,000
Printed name:	Douglas Walsh

By:	/s/ Angelo Morini	82%	15,843,400
Printed name:	Angelo Morini